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                                                                       EXHIBIT 3

                            UNIVERSAL SELF CARE, INC.
                           3601 THIRLANE ROAD, SUITE 4
                               ROANOKE, VA  24019

                                        August 29, 1996


Mr. Fred Kassner
69 Spring Street
Ramsey, New Jersey  07446

Dear Fred:

          This will confirm our agreement whereby (a) you have agreed to waive the outstanding Events of Default under the outstanding loan agreements between yourself and Universal Self Care, Inc. ("USC") and its subsidiaries, such Events of Default consisting of the failure by USC to make mandatory prepayments to you out of warrant exercise proceeds received by USC between January 17, 1996 and the date hereof, and (b) in consideration of such waiver, USC has agreed to issue to you five-year common stock purchase warrants entitling you to purchase up to 100,000 shares of common stock of USC at a price of $2.50 per share (such number of shares and exercise price to be subject to adjustment in respect of any stock dividends, stock splits, combinations of shares, recapitalizations or other such events relating to the common stock of USC) at any time and from time to time during the five (5) year period from and after the date hereof. Such warrants will be in substantially the same form as all previous warrants issued by USC to you, and will enjoy the same rights and attributes as such prior warrants, subject to the specific terms stated herein.

          It is USC's understanding that you have instructed your counsel to prepare a warrant certificate representing these warrants, in substantially the form of the warrant certificates previously prepared by such counsel and executed and delivered by USC to you. USC hereby agrees that it will promptly execute and deliver such warrant certificate upon receipt thereof in the form contemplated hereby.

          Kindly confirm your agreement to the foregoing by countersigning in the space provided below. A fax signature shall be deemed equivalent to an original for both parties.

                                        Very truly yours,

                                        UNIVERSAL SELF CARE, INC.



                                        By:
                                           --------------------------------


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Acknowledged, Confirmed
and Agreed to:



- ------------------------------
Fred Kassner